Exhibit 99.1

JAKKS PACIFIC ANNOUNCES PREPAYMENT OF TERM LOAN

SANTA MONICA, Calif., June 6, 2023 – JAKKS Pacific, Inc. [NASDAQ: JAKK] today announced that on June 5, 2023 it repaid in full its Term Loan from Benefit Street Partners after making a voluntary prepayment of $30.5 million using cash on hand. The Company estimates that prepayment of the term loan could save it approximately $1.2 million in cash expense for the balance of this fiscal year. The Company will accelerate approximately $0.7 million of amortizable non-cash deferred financing costs associated with the prepayment to the second quarter ending June 30, 2023. The Company continues to maintain its asset-based revolving credit line with JP Morgan Chase Bank. The excess borrowing availability was $30.2 million as of March 31, 2023.

Management Commentary

“This represents an important milestone in achieving our goal of building a financially strong company, self-sustaining from its cash flows and well positioned for the future,” said Stephen Berman, JAKKS Pacific Inc.’s Chairman and CEO, “It is gratifying to see the results of our focus over the past several years to strengthen all aspects of our business to improve our profitability. As a positive result of that team effort, we have generated sufficient excess cash flow that we can prepay this loan at this time.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include: Fly Wheels®, Perfectly Cute®, ReDo® Skateboard Co., AirTitans®, Sky Ball®, JAKKS Wild Games™, Moose Mountain®, Maui®, SportsZone™, Kids Only!™, Xtreme Power Dozer®, Disguise®, WeeeDo®, Ami Amis™ and a wide range of entertainment-inspired products featuring premier licensed properties. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (@jakkstoys).

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above and in other of our public filings, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, economic conditions, or that any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release. The content of the websites listed above are not incorporated into this release.

Contact:
JAKKS Pacific Investor Relations
(424) 268-9567; Lucas Natalini, investors@jakks.net